Exhibit 5.1

[Morrison & Foerster LLP Letterhead]

April 7, 2006

SI International, Inc.

12012 Sunset Hills Road

Reston, Virginia 20190

Re: SI International, Inc. (Registration Statement on Form S-3, File No. 333-113827)

Ladies and Gentlemen:

At your request, we have examined the prospectus supplement, dated April 4, 2006, and the related prospectus, dated May 21, 2004 (collectively, the “Prospectus”) of SI International, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission under Rule 424(b)(5) on April 5, 2006. The Prospectus relates to the public offering by the Company of 1,200,000 shares of its common stock, $0.01 par value per share (the “Shares”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale of the Shares. We are of the opinion that the Shares have been duly authorized and, upon payment therefor in accordance with the terms of the underwriting agreement described in the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, to be filed on or about April 7, 2006.

Very truly yours,

/s/ Morrison & Foerster LLP